Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact Information:	Rebecca Mack
ESS Technology, Inc.	Bergman Mack & Associates
Investor Relations	(949) 981-4496
(510) 492-1161	rebecca@bergmanmack.com
ESS TECHNOLOGY REPORTS
FIRST QUARTER 2006 RESULTS
     FREMONT, Calif., April 26, 2006—ESS Technology (Nasdaq: ESST) today reported net revenues for the first quarter of 2006 of $26.9 million compared to $42.8 million for the same period last year and compared to $44.1 million in the fourth quarter of 2005. GAAP net loss for the first quarter of 2006, was $14.1 million, or ($0.36) per diluted share, compared to first quarter of 2005 GAAP net loss of $24.0 million, or ($0.60) per diluted share. For the fourth quarter of 2005, GAAP net loss was $52.8 million, or ($1.33) per diluted share. The Q4 2005 results include a $42.7 million write off of goodwill and intangible assets. GAAP results in the first quarter of 2006 include $1.4 million in stock option expense related to the adoption of FAS 123(R).
     Non-GAAP net loss for the first quarter of 2006 was $12.4 million, or ($0.32) per diluted share, compared to first quarter of 2005 non-GAAP net loss of $23.3 million, or ($0.59) per diluted share. For the fourth quarter of 2005, non-GAAP net loss was $10.0 million, or ($0.25) per diluted share. Non-GAAP net loss excludes amortization of intangible assets, impairment of goodwill and intangibles, stock option expenses related to the adoption of FAS 123(R), and related tax effects. Q1 2006 is the first quarter in nine quarters that the company did not receive $5 million in royalty payments from MediaTek, the last quarterly royalty of which was paid in Q4 2005. The royalty payments were recorded in net revenue and dropped down to the gross margin line.
     Robert Blair, president and CEO of ESS Technology, commented, “ the first quarter came in at the lower end of our guidance primarily because of the huge amount of software customization required to transition from our old Vibratto 2 family of DVD products to our new Phoenix products, plus the added work to bring on new Phoenix customers. This is a huge undertaking and while we continue to make progress, this effort has taken longer than anticipated.”
     Mr. Blair continued, “This transition from the Vibratto 2 family of DVD products to our new lower cost Phoenix products will continue in the second quarter, but the DVD market remains highly competitive and pricing pressures remain strong. I will provide additional information about our business during our conference call later today.” Mr. Blair concluded.
Second Quarter 2006 Guidance
     The forward-looking statements in this press release are based on current expectations. Any expectations based on these forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Continuing uncertainty in global economic conditions and rapid shifts in consumer preferences make it particularly difficult to predict product demand and other related matters. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
     For the seasonally slower June quarter, we are projecting revenues of $28-32 million, an increase of 8-20% over the March quarter with non-GAAP gross margins in the 10-15% range. We expect R&D expenses of 33-37% of revenues and SG&A expenses of 22-25% of revenues, and additional costs totaling approximately 3% of revenue for stock option expenses related to FAS 123(R). Overall, we expect GAAP net loss per diluted share of ($0.32) — ($0.36) and non-GAAP net loss per diluted share of ($0.28) — ($0.32). Non-GAAP net loss excludes amortization of intangible assets, stock option expenses related to the adoption of FAS 123(R) and related tax effects.

Earnings Conference Call
     As previously announced, ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PDT / 5:00 p.m. EDT, April 26, 2006, to discuss its first quarter 2006 results. Investors are invited to listen to a live webcast of the conference call at http://www.esstech.com or http://www.prnewswire.com/ (Search: ESST). A replay of the webcast will also be available at http://www.esstech.com/ and http://www.prnewswire.com/ or by telephone at (800) 642-1687 (U.S./Canada) / (706) 645-9291 (International), Reservation #7647851, beginning at 6:00 p.m. PDT / 9:00 p.m. EDT, April 26, 2006.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processor and imaging sensor semiconductors for the consumer digital entertainment, camera phone and digital home markets. ESS products include highly integrated chips for DVD players, DVD recorders, VCD players, digital media players, digital audio systems, and camera-enabled cellular phones.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
(ATTACHMENTS: Condensed Consolidated Summary Financial Statements)
The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the timely availability and acceptance of ESS’ products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ future financial results, specifically statements regarding improvement in the coming quarters of the Company’s gross margins and profitability due to the new Phoenix line of chips and/or other products, operating results, business strategies, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
# # #

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$62,180	$68,630
Short-term investments	15,583	31,092
Accounts and other receivables, net	17,201	20,785
Inventories	21,078	12,477
Prepaid expenses and other assets	3,176	4,241

Total current assets	119,218	137,225

Property, plant and equipment, net	20,151	21,133
Other intangible assets, net	345	795
Other assets	12,286	12,688

Total Assets	$152,000	$171,841

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$33,505	$35,916
Income taxes payable and deferred income taxes	39,576	42,591

Total liabilities	73,081	78,507

Shareholders’ Equity:
Common stock	177,321	177,545
Accumulated other comprehensive income	165	286
Accumulated deficit	(98,567)	(84,497)

Total shareholders’ equity	78,919	93,334

Total Liabilities and Shareholders’ Equity	$152,000	$171,841

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2006	2005
Net revenues	$26,886	$42,763
Cost of revenues	24,523	48,587

Gross profit (loss)	2,363	(5,824)
	9%	-14%

Operating expenses:
Research and development	9,597	7,753
Selling, general and administrative	7,999	9,654

Operating loss	(15,233)	(23,231)

Non-operating income (loss), net	476	(112)

Loss before income taxes	(14,757)	(23,343)
Provision for (benefit from) income taxes	(687)	667

Net loss	$(14,070)	$(24,010)

Net loss per share
Basic	$(0.36)	$(0.60)

Diluted	$(0.36)	$(0.60)

Weighted average common shares
Basic	39,122	39,706

Diluted	39,122	39,706

Non-GAAP Measures
To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we use non-GAAP measures of net loss and loss per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.
Non-GAAP Net Loss. Non-GAAP net loss calculates the after-tax impact of amortization of intangible assets, impairment of goodwill and intangibles and stock option expenses related to the adoption of FAS 123(R). Management believes that the non-GAAP net loss measure is useful information to investors because it provides our investors with a means to conduct a meaningful, consistent comparison to our prior periods’ results and to our investors’ expectations for GAAP net loss. Given the significant effect of the non-GAAP adjustments, we believe that non-GAAP net loss is a useful means to demonstrate the sustainability of our performance in a manner not affected by unusual events and charges required by GAAP accounting. We use non-GAAP net loss to conduct and evaluate our business. It is the primary means for us to assess on-going operating performance and to set future operating performance expectations. The economic substance behind our decision to use non-GAAP net loss is that the adjustments to net loss, which did not reflect the on-going sustainability of performance, had the effect of reducing net loss by approximately $1.7 million and $0.7 million for the three months ended March 31, 2006 and Mar 31, 2005, respectively. Despite the importance of this measure to management in goal-setting and performance measurement, we stress that non-GAAP net loss is a non-GAAP financial measure that has no standardized meaning defined by GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definitions, non-GAAP net loss (unlike GAAP net loss) may not be comparable with the calculation of similar measures of other companies. Non-GAAP net loss is presented solely to enable investors to more fully understand how management assesses the performance of our company. We compensate for these limitations by providing full disclosure of the net loss on a basis prepared in conformance with GAAP to enable investors to consider net loss determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate.
Non-GAAP Net Loss Per Share. Non-GAAP net loss per share calculates the after-tax impact of amortization of intangible assets, impairment of goodwill and intangibles and stock option expenses related to the adoption of FAS 123(R). Management believes that the non-GAAP net loss per share measure is useful information to investors because it provides a basis for investors to compare the performance of our operations to prior periods’ results and to their expectations for performance. It also provides a useful means for investors to evaluate the profitability and sustainability of on-going operations. Given the market’s focus on earnings per share and adjusted earnings per share measures, by providing an adjusted earnings per share measurement and showing the components thereof, we seek to eliminate confusion in the marketplace and to provide a consistent means for evaluation of performance. We use non-GAAP net loss per share to conduct and evaluate our business by comparing the measure to prior periods using a consistent method of calculation. We review non-GAAP net loss per share as a primary indicator of the profitability and sustainability of the underlying business, and we use the measure to compare performance to the objectives identified for the business during our budget process. Our budget process includes only revenue and expenses relating to the on-going business operations, in an effort to better manage the on-going operations in a meaningful manner. The economic substance behind our decision to use non-GAAP net loss per share is that without it, the significance of the adjustments during these periods may make it difficult for an investor to assess the on-going performance of the operations of our business. A material limitation associated with the use of this measure as compared to the GAAP measure of net loss per share is that it is a non-GAAP measure which is adjusted for the amortization of intangible assets, impairment of goodwill and intangibles and stock option expenses related to the adoption of FAS 123(R) and, as such, has no standardized measurement prescribed by GAAP and accordingly has limits in its usefulness to investors. Non-GAAP net loss per share may not be comparable with the calculation of earnings per share for other companies. We compensate for these limitations when using non-GAAP net loss per share by providing full disclosure of the earnings (loss) per share measurement and GAAP basis in the financial statements and related commentary in our quarterly release which investors can use to appropriately consider earnings (loss) per share determined under GAAP as well as on an adjusted basis.

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(unaudited)
(in thousands)

	Three months ended
	March 31,	March 31,	December 31,
	2006	2005	2005
Net loss — GAAP basis	$(14,070)	$(24,010)	$(52,824)
Reconciling items:
Amortization of intangible assets:
Cost of revenues	300	699	699
Selling, general and administrative expense	150	488	270
Stock-based compensation
Cost of revenues	73	—	—
Research and development	658	—	—
Selling, general and administrative expense	644	—	—
Impairment of goodwill and intangibles	—	—	42,743
Tax effects	(158)	(482)	(920)

Net loss — Non-GAAP	$(12,403)	$(23,305)	$(10,032)

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET LOSS PER SHARE TO NON-GAAP NET LOSS PER SHARE
(unaudited)
(in dollars)

	Three months ended
	March 31,	March 31,	December 31,
	2006	2005	2005
Basic and Diluted:
GAAP basic net loss per share	$(0.36)	$(0.60)	$(1.33)
Reconciling items:
Amortization of intangible assets:
Cost of revenues	—	0.01	0.02
Selling, general and administrative expense	—	0.01	0.01
Stock-based compensation
Cost of revenues	—	—	—
Research and development	0.02	—	—
Selling, general and administrative expense	0.02	—	—
Impairment of goodwill and intangibles	—	—	1.07
Tax effects	—	(0.01)	(0.02)

Non-GAAP basic net loss per share	$(0.32)	$(0.59)	$(0.25)